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                                                                     EXHIBIT 5.1

                          [LATHAM & WATKINS LETTERHEAD]

                                  June 29, 2004

Conceptus, Inc.
1021 Howard Avenue
San Carlos, CA 94070

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         In connection with the registration by Conceptus, Inc., a Delaware corporation (the "Company"), of (i) up to $3,000,000 of deferred compensation obligations (the "Obligations") of the Company under the Company's Deferred Fee Plan for Directors (the "Deferred Fee Plan"), (ii) up to $3,000,000 of shares (the "Deferred Fee Shares") of Common Stock, par value $.003 per share ("Common Stock"), of the Company issuable pursuant to the Deferred Fee Plan, (ii) 125,000 shares (the "Stand-Alone Option Shares") of Common Stock issuable pursuant to the Conceptus, Inc. Stand-Alone Option Grant to Ric Cote (the "Stand Alone Option Grant") and (iv) 36,000 shares (the "Stand-Alone Restricted Stock Shares" and together with the Deferred Fee Shares and the Stand-Along Option Shares, the "Shares") of Common Stock issuable pursuant to the Conceptus, Inc. Stand-Alone Restricted Stock Grant to Ric Cote (the "Stand Alone Restricted Stock Grant," and together with the Deferred Fee Plan and the Stand-Alone Restricted Stock Grant, the "Plans") on a Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, you have requested our opinion with respect to the matters set forth below.

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and the Obligations. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

         With respect to the opinion set forth in paragraph 1 below, we are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware, and we assume no responsibility as to the application to the subject transaction, or the effect thereon, of any other laws, of the laws of any other jurisdiction or as to any matters of municipal law or any other local agencies within any state.

         With respect to the opinion set forth in paragraph 2 below, we are opining herein as to the effect on the subject transaction of only (i) the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including statutory law and reported decisional law thereunder, and (ii) the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction. Our opinion set forth in paragraph 2 below is based upon our consideration of only those statutes, regulations and reported decisional law, which in our experience are normally applicable to deferred compensation plans.

         Subject to the foregoing and in reliance thereon, it is our opinion that as of the date hereof:

         1. The Shares to be issued under the Plans have been duly authorized, and upon the issuance and delivery of the Shares in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the respective Plans, including, without limitation, collection of required payment for the Shares, if any, the Shares will be validly issued, fully paid and nonassessable.

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         2.       Upon the issuance of the Obligations in the manner
contemplated by the Registration Statement and in accordance with the terms of the Deferred Fee Plan, such Obligations will be legally valid and binding obligations of the Company.

                  The opinion expressed in paragraph 2 is further subject to the following limitations, qualifications and exceptions:

                  (a) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

                  (b) the effect of general principles of equity including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

                  (c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and

                  (d) certain rights, remedies and waivers contained in the Plan may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the Plan invalid or unenforceable as a whole.

         In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the Deferred Fee Plan. We further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity under any trust agreement entered into or that may be entered into in connection with the Plan, and we express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

         We consent to your filing this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ LATHAM & WATKINS LLP